Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Turning Point Brands, Inc.
2015 Equity Incentive Plan

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the [●] day of [●] (the “Grant Date”) between Turning Point Brands, Inc. (the “Company”), and [●] (the “Participant”), and is made pursuant to the terms of the Turning Point Brands, Inc. 2015 Equity Incentive Plan (the “Plan”).  Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1.            Grant of Restricted Stock Units.  The Company hereby grants to the Participant, on the terms and conditions hereinafter set forth, a Restricted Stock Unit Award consisting of [●]1 performance-based Restricted Stock Units (“PRSUs”), subject to the terms and conditions set forth in this Agreement and the Plan.  Subject to the terms and conditions set forth in this Agreement and the Plan, each PRSU represents the contingent right to receive one Share.

Section 2.            Vesting of the PRSUs.

(a)         Vesting. Subject to Section 3 hereof, a maximum amount of 100% of the total PRSUs granted under this Agreement shall be eligible to vest contingent upon the level of the Company’s ROIC (as defined below) achievement during the period from January 1, 2017 through December 31, 2021 (the “Performance Period”), and in all instances (except as otherwise set forth herein) subject to the Participant’s continuous employment or service with the Company and its Affiliates (“Service”) from the Grant Date through the Measurement Date (as defined below).

In order for any PRSUs to vest, the Company’s ROIC achievement during the Performance Period must meet or exceed the Threshold (as defined below) level.  In the event that the Threshold Level is attained, the PRSUs will vest as follows:2

ROIC Achieved	Percentage of PRSUs Vested
12.5% (“Threshold”)	50% of PRSUs
15% (“Target”)	75% of PRSUs
17.5% (“Maximum”)	100% of PRSUs

In the event that the Company’s ROIC during the Performance Period is below the Threshold level, 0% of the PRSUs will vest.  PRSUs will vest on a linearly-interpolated basis as a result of actual achievement that falls between the Threshold and Target levels, or the Target and Maximum levels.  In no event will more than 100% of the PRSUs granted pursuant to this Agreement be eligible to vest.

For purposes of this Agreement, the Company’s return on invested capital (“ROIC”) shall be defined as (net operating income - cash taxes) / Total Capital.  “Total Capital” outstanding shall be equal to the book value of equity + book value of liabilities - cash (and cash equivalents) - MSA Account Book Value.  “MSA Account Book Value” shall be the amount set forth on the Company’s balance sheet in respect thereof.  To calculate ROIC for the Performance Period, all metrics shall be measured quarterly for each of the twenty quarters during the five-year Performance Period and then averaged by dividing the 20-quarter sum by 20.  The Committee may, its sole discretion and to the extent provided permitted under the Plan and Section 162(m) of the Code, make adjustments to the formula for calculating ROIC.

1 To be the maximum number of PRSUs eligible to be earned.
2 ROIC percentage achievement levels to be treated as confidential and redacted from filed form agreement.

(b)         Measurement.  Within 65 days following the end of the Performance Period, the Committee will certify the level at which ROIC has been achieved, and will certify the number of PRSUs, if any, that have vested as a result of such achievement (the “Vested PRSUs” and the date of the Committee’s certification, the “Measurement Date”).  Any PRSUs which have not become Vested PRSUs as of the Measurement Date shall be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.  Vested PRSUs, if any, will be settled in accordance with Section 4 of this Agreement.

Section 3.           Termination of Service.Upon the occurrence of a termination of the Participant’s Service, the PRSUs shall be treated as set forth below:

(a)         Death or Disability.  In the event that the Participant’s Service is terminated prior to the Measurement Date as a result of the Participant’s death or Disability, the Participant will remain eligible to vest in the PRSUs based on the Company’s level of ROIC achievement during the Performance Period (as though the Participant’s Service had continued through the Measurement Date).

(b)         Certain Qualifying Terminations.  In the event the Participant’s Service is terminated for any reason (other than for Cause) at any time following the date on which the Participant has attained age 65, the Committee may, in its discretion, provide that the Participant will remain eligible to vest in the PRSUs based on the Company’s level of ROIC achievement during the Performance Period (as though the Participant’s Service had continued through the Measurement Date).

(c)         All Other Terminations of Service.  Upon the occurrence of a termination of the Participant’s Service for any reason other than as provided in Section 3(a) or (b) hereof, all PRSUs that are not Vested PRSUs shall be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 4.           Settlement.  Subject to the terms of this Agreement, Shares in respect of Vested PRSUs will be issued (in book-entry form or otherwise) to the Participant within 10 days following the Measurement Date (but, (a) with respect to any Participant whose employment terminated prior to the end of the Performance Period, in no event later than March 15th of the calendar year following the calendar year in which the Performance Period ends, and (b) otherwise, in no event later than March 15th of the calendar year following the calendar year in which the Measurement Date occurs).

Section 6.           Restrictions on Transfer.  No PRSUs may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except by will or by the laws of descent and distribution. In the event that the Participant becomes legally incapacitated, the Participant’s rights with respect to the PRSUs shall be exercisable by the Participant’s legal guardian or legal representative.  The PRSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the PRSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any PRSUs, shall be null and void and without effect. Notwithstanding the foregoing, the Participant may, with the prior written consent of the Committee, make transfers of PRSUs to immediate family members or to a trust, the sole beneficiaries of which are the Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws.

Section 7.            Investment Representation.  Upon any acquisition of the Shares underlying the PRSUs at a time when there is not in effect a registration statement under the Securities Act relating to the Shares, the Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws.  No Shares underlying the PRSUs shall be acquired unless and until the Company and/or the Participant have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that the Participant may acquire such Shares pursuant to an exemption from registration under the applicable securities laws.

Section 8.           Adjustments. The PRSUs granted hereunder shall be subject to the provisions of Section 4(b) of the Plan.

Section 9.           No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company or any Affiliate.

Section 10.         Limitation of Rights; Dividend Equivalents.  The Participant shall not have any privileges of a shareholder of the Company with respect to any PRSUs, including, without limitation, any right to vote any Shares underlying such PRSUs or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to the Participant of the underlying Shares.  Notwithstanding the foregoing, the PRSUs granted hereunder are hereby granted in tandem with corresponding dividend equivalents with respect to each Share underlying the PRSUs granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the PRSUs to which it corresponds.  The Participant shall be entitled to accrue payments equal to cash dividends declared, if any, on the Shares underlying the PRSUs to which such Dividend Equivalent relates, payable in Shares and subject to the vesting of the PRSUs to which it relates, at the time the Shares underlying the PRSU is settled and delivered to the Participant pursuant to Section 4 of this Agreement.  Dividend Equivalents shall not entitle the Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the PRSUs underlying such Dividend Equivalents.

Section 11.         Construction.  The PRSU award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the PRSU award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 12.         Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices.  Any notice hereunder by the Company shall be given to the Participant in writing at the most recent address as the Participant may have on file with the Company.

Section 13.         Governing Law.  This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 14.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15.         Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16.        Section 409A.  To the extent applicable, this Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  The PRSUs granted hereunder shall be subject to the provisions of Section 17 of the Plan.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A or otherwise.

Section 17.         Entire Agreement.  The Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter.

Section 18.         Clawback.  The Restricted Stock Unit Award will be subject to recoupment in accordance with any clawback or recoupment policy of the Company in effect on the Grant Date and any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Section 19.         Tax Withholding.  This Agreement and the PRSUs granted hereunder shall be subject to tax and/or other withholding in accordance with Section 16(e) of the Plan.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date(s) set forth below.

TURNING POINT BRANDS, INC.

By:
Name:
Title:

PARTICIPANT

Name:
Date: